Exhibit 10.7
PANHANDLE STATE BANK
AMENDED AND RESTRATED
STOCK PURCHASE BONUS AGREEMENT
FOR

THIS AMENDED AND RESTATED STOCK PURCHASE BONUS AGREEMENT
(“Agreement”) is made and entered into this                     ,      , by and among PANHANDLE STATE BANK, an Idaho corporation (“Bank”), INTERMOUNTAIN COMMUNITY BANCORP, an Idaho corporation
(“Bancorp”) and                      (“Officer”).
Recitals
A.	Bancorp owns all of the issued and outstanding shares of stock of Bank.

B.	Officer is an employee of Bank. Bank wishes to provide a bonus to Officer, under the terms and conditions set forth herein, to encourage Officer to purchase shares of stock in Bancorp.

NOW, THEREFORE, in consideration of the foregoing, and the mutual agreements and covenants of the parties hereto, the parties agree to the following:
Agreement
1.	General. The total bonus amount contemplated to be paid to Officer pursuant to this agreement is ($) (“Bonus”) conditioned upon the purchase by the Officer of certain shares of Bancorp stock as provided herein. To qualify for the Bonus, the Officer shall purchase shares of Bancorp stock with an aggregate gross cost of ($) (“required purchase amount”) on or before November 30, . In the event the Officer does not purchase all of the required purchase amount by said date, the amount of the Bonus and each annual installment as hereinafter provided shall be reduced by the same proportion as (i) the required purchase amount that is not purchased by the required date bears to (ii) the total required purchase amount. The Officer shall purchase the required shares on the open market.
a.	Notice of Purchase. Within thirty (30) days after Officer purchases shares of Bancorp stock pursuant to this Agreement, Officer shall provide Bank with a written notice of the same, identifying in such notice the number of shares of Bancorp stock so purchased (“Purchased Shares”), the date of purchase and the purchase price paid by Officer for the Purchased Shares.

b.	Payment of Bonus. Provided the Officer completes the purchase of Bancorp ($) stock by November 30, , and provides Bank with the written notice thereof described in paragraph 1.a hereof, Bank shall pay to Officer the Bonus amount, or proportionate share thereof, in installments as follows. Such Bonus shall be paid to the Officer over a ( ) year period with ( %) payable per year commencing December 15, . As a result, each annual installment of the Bonus amount during the ( ) years shall be ($). The first such installment shall be due and payable on or before December 15, and subsequent annual installment payments shall be due and payable on or before each anniversary date of the first payment date, until the entire applicable Bonus amount is paid in full. Officer shall not be entitled to be paid interest with respect to the unpaid balance.

c.	Tax Withholding. Notwithstanding any contrary provisions of this Agreement, Bank shall withhold from the Bonus, and pay to the appropriate government agencies, all taxes that Bank is required by law to so withhold and pay. Amounts so withheld and paid shall be treated as having been actually paid to Officer hereunder, and Bank shall be relieved from further liability to Officer for such amounts.
2.	Earning of Bonus. No annual installment of the Bonus shall be considered earned until such installment is actually paid to Officer pursuant to this Agreement. Officer shall forfeit, and shall have no further rights to any unpaid annual installment of the Bonus, if Officer is not a full-time employee of Bank on the date such installment is due and payable hereunder.

3.	Nonassignment. The rights of the parties hereunder may not be assigned to any person and any attempt to so assign such rights shall be void and of no effect.

4.	Binding Effect. This Agreement shall be binding upon the parties and their successors or assigns.

5.	Not an Employment Contract. This Agreement is not a contract of employment and does not give Officer the right to be employed by Bank. Nothing contained herein shall interfere with the right of Bank or Officer to terminate Officer’s employment with Bank.

6.	Savings Clause Relating to Compliance with Code Section 409A. Despite any contrary provision of this Agreement, if any payments under Section 1 of this Agreement will result in additional tax or interest to the Officer because of section 409A, the Officer shall not be entitled to the payments under Section 1 until the earliest of (i) the date that is at least six months after termination of the Officer’s employment for reasons other than the death, (ii) the date of the Officer’s death, or (iii) any earlier date that does not result in additional tax or interest to the Officer under section 409A. If any provision of this Agreement would subject the Officer to additional tax or interest under section 409A, the Bank and Bancorp shall reform the provision. However, the Bank and Bancorp shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Officer to additional tax or interest, and the Bank and Bancorp shall not be required to incur any additional compensation expense as a result of the reformed provision.

7.	IN WITNESS WHEREOF, the parties hereto have executed, or have caused their duly authorized representative to execute, this Agreement in the place provided below.

PANHANDLE STATE BANK, an Idaho corporation

Date:
Curt Hecker, Chief Executive Officer

INTERMOUNTAIN COMMUNITY Bancorp, an Idaho corporation

Date:
Curt Hecker, President & Chief Executive Officer

OFFICER

Date:

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